                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              GREATER BAY BANCORP
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      NA
--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  $125 per Exchange Act Rules 0-11(e)(2)(ii), 14a-6(i)(2) or Item 22(a)(2) of
     Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)    Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------


(2)    Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------


(4)    Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------


(5)    Total fee paid:

       -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:

       -------------------------------------------------------------------------


(2)    Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------


(3)    Filing Party:

       -------------------------------------------------------------------------


(4)    Date Filed:

       -------------------------------------------------------------------------

                              GREATER BAY BANCORP

                            _______________________


                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS
                                      AND
                                PROXY STATEMENT

                            _______________________



                         DATE:    Tuesday, May 15, 2001
                         TIME:    10:30 a.m.
                         PLACE:   Hotel Sofitel
                                  223 Twin Dolphin Drive
                                  Redwood City, California  94065

April 13, 2001



Dear Shareholder:

     It is my pleasure to invite you to Greater Bay Bancorp's 2001 Annual Meeting of Shareholders.

     We will hold the meeting on Tuesday, May 15, 2001, at 10:30 a.m., at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065. In addition to the formal items of business, I will review the major developments of 2000, answer your questions and discuss our future prospects.

     This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about Greater Bay Bancorp.

     Your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card promptly. If you attend the meeting and prefer to vote in person, you may do so.

     We look forward to seeing you at the meeting.


                                        Sincerely,

                                        /s/ David L. Kalkbrenner

                                        David L. Kalkbrenner
                                        President and Chief Executive Officer

                              GREATER BAY BANCORP

                               -----------------

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

                               -----------------


                        Date:  Tuesday, May 15, 2001
                        Time:  10:30 a.m.
                        Place: Hotel Sofitel
                               223 Twin Dolphin Drive
                               Redwood City, California 94065

Dear Shareholders:

     At our 2001 Annual Meeting, we will ask you to:

     .    Elect five directors to each serve for a term of three years;

     . Approve a Bylaws amendment increasing the range of authorized directors;

     . Ratify the selection of PricewaterhouseCoopers L.L.P. as our independent accountants for 2001; and

     . Transact any other business that may properly be presented at the Annual Meeting.

     If you were a shareholder of record at the close of business on March 28, 2001, you may vote at the Annual Meeting.

     Article IV, Section 2 of our Bylaws provides for the nomination of directors in the following manner:

     "Nomination for election of directors may be made by the Board of Directors or by any holder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations shall be made in writing and shall be delivered or mailed to the President of the corporation not less than twenty-one (21) days nor more than sixty (60) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days' notice of the meeting is given to shareholders, such notice of intention to nominate shall be mailed or delivered to the President of the corporation not later than the close of business on the tenth (10th) day following the day on which the notice of meeting was mailed; provided further, that if notice of such meeting is sent by third class mail (if permitted by law), no notice of intention to make nominations shall be required. Such notification shall contain the following information to the extent known to the notifying shareholder:

     (a)  the name and address of each proposed nominee;

     (b)  the principal occupation of each proposed nominee;

     (c) the number of shares of capital stock of the corporation owned by each proposed nominee;

     (d)  the name and residence address of the notifying shareholder; and

     (e) the number of shares of capital stock of the corporation owned by the notifying shareholder.

     Nominations not made in accordance herewith may, in the discretion of the Chairman of the meeting, be disregarded and upon the Chairman's instructions the inspectors of election can disregard all votes cast for each such nominee. A copy of this paragraph shall be set forth in a notice to shareholders of any meeting at which directors are to be elected."

     IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                             By Order of the Board of Directors

                                             /s/ Linda M. Iannone
                                             Linda M. Iannone
                                             Corporate Secretary

Palo Alto, California
Dated:  April 13, 2001

                               TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING..........................................................     1
     Why Did You Send Me this Proxy Statement?...........................................................     1
     Who is Entitled to Vote?............................................................................     1
     What Constitutes a Quorum?..........................................................................     1
     How Many Votes Do I Have?...........................................................................     1
     How Do I Vote By Proxy?.............................................................................     1
     May I Change My Vote After I Return My Proxy?.......................................................     2
     How Do I Vote in Person?............................................................................     2
     What Vote is Required to Approve Each Proposal?.....................................................     2
     Proposal 1:.........................................................................................     2
     Proposal 2:.........................................................................................     2
     Proposal 3:.........................................................................................     2
     What are the Costs of Soliciting these Proxies?.....................................................     2
     How Do I Obtain an Annual Report on Form 10-K?......................................................     3

INFORMATION ABOUT GREATER BAY BANCORP STOCK OWNERSHIP....................................................     3
     Does Anyone Own 5% or More of Greater Bay Bancorp's Common Stock?...................................     3
     How Much of Greater Bay Bancorp's Common Stock is Owned by Directors and Executive Officers?........     4

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS.......................................................     6
     The Board of Directors..............................................................................     6
     The Committees of the Board.........................................................................     6
     Audit Committee Report..............................................................................     6
     Compensation Committee Interlocks and Insider Participation.........................................     7
     Section 16(a) Beneficial Ownership Reporting Compliance by Directors and Executive Officers.........     8
     How We Compensate Directors.........................................................................     8
     Certain Relationships and Related Transactions......................................................     8
     Executive Officers..................................................................................     9
     How We Compensate Executive Officers................................................................    11
     Employment Contracts, Change in Control Arrangements and Termination of Employment..................    14
     Executive Committee's Report on Executive Compensation..............................................    16
     The Report..........................................................................................    16
     Performance Graph...................................................................................    19

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD.........................................................    20
     Proposal 1: Elect Five Directors....................................................................    20
     Proposal 2: Approve Amendment to Bylaws.............................................................    22
     Proposal 3: Ratify Selection of Independent Public Accountants for 2001.............................    23


OTHER BUSINESS...........................................................................................    23


INFORMATION ABOUT SHAREHOLDER PROPOSALS..................................................................    23


APPENDIX A CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF GREATER BAY BANCORP...............   A-1

                   PROXY STATEMENT FOR GREATER BAY BANCORP
                       2001 ANNUAL MEETING OF SHAREHOLDERS

                 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me this Proxy Statement?

         We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2001 Annual Meeting of Shareholders. This Proxy Statement summarizes the information you need to know to cast an informed vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

         Along with this Proxy Statement, we are also sending you the Greater Bay Bancorp 2000 Summary Annual Report and Annual Report on Form 10-K for the year ended December 31, 2000, which includes our financial statements. Greater Bay Bancorp is also referred to in this Proxy Statement as the "Company."

Who is Entitled to Vote?

         We will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about April 4, 2001 to all shareholders entitled to vote. Shareholders who were the record owners of Greater Bay Bancorp Common Stock at the close of business on March 28, 2001 are entitled to vote. On this record date, there were 42,489,854 shares of Greater Bay Bancorp Common Stock outstanding. Greater Bay Bancorp Common Stock is our only class of outstanding stock.

What Constitutes a Quorum?

         A majority of the outstanding shares of Greater Bay Bancorp Common Stock entitled to vote at the Annual Meeting must be present, in person or by proxy, in order to constitute a quorum. We can only conduct the business of the Annual Meeting if a quorum has been established. We will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the Annual Meeting.

How Many Votes Do I Have?

         Each share of Greater Bay Bancorp Common Stock that you owned at the close of business on March 28, 2001 entitles you to one vote. The proxy card indicates the number of votes that you have.

How Do I Vote By Proxy?

         Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

         If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

         .        "FOR" the election of all five nominees for director

         . "FOR" approval of the Bylaws amendment to increase the range of authorized directors

         . "FOR" ratification of the selection of independent accountants for 2001.

         If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in accordance with his or her best judgment. At the time this Proxy Statement went to press, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

         If you hold your shares of Greater Bay Bancorp Common Stock in "street name" (that is, through a broker or other nominee33 as to how to vote such shares of common stock, your broker or nominee may, in its discretion, vote your shares "FOR" the election of the nominees for directors set forth herein, "FOR" the Bylaws amendment to increase the range of authorized directors and "FOR" ratification of the appointment of pricewaterhouse Coopers L.L.P. as our independent public accountants for the year ending December 31, 2001.

May I Change My Vote After I Return My Proxy?

         Yes. If you fill out and return the enclosed proxy card, you may change your vote at any time before the vote is conducted at the Annual Meeting. You may change your vote in any one of three ways:

         . You may send to the Company's Corporate Secretary another completed proxy card with a later date.

         . you may notify the Company's Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy.

         . You may attend the Annual Meeting and vote in person.

How Do I Vote in Person?

         If you plan to attend the Annual Meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney from your nominee in order to vote at the Annual Meeting.

What Vote is Required to Approve Each Proposal?

Proposal 1:
Elect Five  Directors       The five nominees for director who receive the most
                            votes will be elected. So, if you do not vote for a particular nominee, or you indicate "WITHHOLD
                            AUTHORITY" to vote for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee. Our Articles of Incorporation do not permit cumulative voting.

Proposal 2:
Approve Bylaws Amendment    The affirmative vote of a majority of the
                            outstanding shares is required to approve the proposal. So, if you "ABSTAIN" from voting, it has the effect of a vote against this proposal.

Proposal 3:
Ratify Selection of
Independent Public         The affirmative vote of a majority of the votes cast
Accountants                at the Annual Meeting on this proposal is required to
                           ratify the selection of independent public accountants. So, if you "ABSTAIN" from voting, it has no effect on the outcome of this proposal.

What are the Costs of Soliciting these Proxies?

         We will pay all the costs of soliciting these proxies. In addition to mailing proxy soliciting material, our directors, officers and employees also may solicit proxies in person, by telephone or by other electronic means of communication for which they will receive no compensation. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable expenses. We have hired Georgeson Shareholder Communications Inc. to seek the proxies of custodians, such as brokers, who hold shares which belong to other people. This service will cost the Company approximately $4,000.

How Do I Obtain an Annual Report on Form 10-K?

         A copy of Greater Bay Bancorp's Annual Report on Form 10-K for the year ended December 31, 2000 is included with this Proxy Statement. The Annual Report on Form 10-K includes a list of exhibits filed with the SEC, but does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing them to you will be your responsibility. Please write to:

                           Greater Bay Bancorp
                           2860 West Bayshore Road
                           Palo Alto, California 94303
                           Attention: Shawn E. Saunders, Senior Vice President,
                                      Finance and Accounting

         In addition, the SEC maintains an internet site at http://www.sec.gov that contains Greater Bay Bancorp's SEC filings.

              INFORMATION ABOUT GREATER BAY BANCORP STOCK OWNERSHIP

Does Anyone Own 5% or More of Greater Bay Bancorp's Common Stock?

         No. Greater Bay Bancorp is not aware of anyone who beneficially owns 5% or more of our outstanding Common Stock. The Securities and Exchange Commission has defined "beneficial ownership" to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power to vote, sell or otherwise dispose of the share. Beneficial ownership also includes that number of shares that a person has the right to acquire within 60 days. Two or more persons might count as beneficial owners of the same share.

How Much of Greater Bay Bancorp's Common Stock is Owned by Directors and Executive Officers?

         The following table shows, as of March 28, 2001, beneficial ownership of Greater Bay Bancorp Common Stock by each of Greater Bay Bancorp's directors, nominees for director, executive officers, directors and executive officers as a group and directors of subsidiary banks as a group. Unless otherwise indicated in the table below, no person shares beneficial ownership of the same Greater Bay Bancorp Common Stock with anyone else.

                                                                                Shares Beneficially
                                                                                     Owned(1)
                                                                            ----------------------------
                           Name of Beneficial Owner                           Number of   Percentage of
                                                                               Shares         Class
     ---------------------------------------------------------------------- ----------------------------
     Susan K. Black (2) .........................................                  72,708         0.17%
     John W. Gatto...............................................                  61,392         0.14%
     David R. Hood(3)............................................                 154,987         0.36%
     John J. Hounslow(4).........................................                 233,432         0.55%
     James E. Jackson(5).........................................                 116,540         0.27%
     Gregg A. Johnson(6).........................................                  25,582         0.06%
     David L. Kalkbrenner(7).....................................                 313,326         0.73%
     Stanley A. Kangas (8).......................................                  35,558         0.08%
     Daniel G. Libarle (9).......................................                  59,828         0.14%
     Rex D. Lindsay(10)..........................................                 130,036         0.31%
     George M. Marcus(11)........................................                 166,320         0.39%
     Duncan L. Matteson(12)......................................                 232,218         0.55%
     Glen McLaughlin.............................................                  45,136         0.11%
     Linda R. Meier .............................................                   2,800         0.01%
     Rebecca Q. Morgan (13)......................................                  14,800         0.03%
     Dick J. Randall(14).........................................                 230,848         0.54%
     Donald H. Seiler(15)........................................                 218,588         0.51%
     Steven C. Smith(16).........................................                 175,392         0.41%
     Warren R. Thoits(17)........................................                 148,590         0.35%
     James C. Thompson ..........................................                 124,890         0.29%
     T. John Whalen (18).........................................                  87,593         0.21%
     All directors and executive officers as a group (21 persons)(19)           2,650,565         6.08%
     Directors of subsidiary banks as a group (74 persons)(20) ..               4,216,699         9.83%

     --------------

(1) Includes shares issuable upon the exercise of stock options exercisable within 60 days of March 28, 2001. Shares of Greater Bay Common Stock issuable upon exercise of stock options exercisable within 60 days of March 28, 2001 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2) Includes 41,668 shares held jointly by Ms. Black and her spouse and 31,040 shares issuable upon the exercise of stock options exercisable within 60 days of March 28, 2001.

(3) Includes 56,602 shares held in an IRA for Mr. Hood, 22,104 shares held jointly by Mr. Hood and his spouse, 15,117 shares in a 401(k) plan for Mr. Hood and 61,164 shares issuable upon the exercise of options exercisable within 60 days of March 28, 2001.

(4) Includes 3,600 shares issuable upon the exercise of options exercisable within 60 days of March 28, 2001.

(5) Includes 16,400 shares issuable upon the exercise of options exercisable within 60 days of March 28, 2001.

(6) Includes 24,080 shares issuable upon the exercise of stock options exercisable within 60 days of March 28, 2001.

(7) Includes 70,314 shares held directly by Mr. Kalkbrenner, 29,988 shares held in an IRA for Mr. Kalkbrenner, 7,870 shares in a 401(k) plan for Mr. Kalkbrenner and 205,200 shares issuable upon the exercise of stock options exercisable within 60 days of March 28, 2001.

(8) Includes 18,028 shares held directly, 13,930 shares held in an IRA for Mr. Kangas and 3,600 shares issuable upon the exercise of stock options exercisable within 60 days of March 28, 2001.

(9) Includes 11,462 shares issuable upon the exercise of stock options exercisable within 60 days of March 28, 2001.

(10) Includes 109,084 shares held by the Rex D. and Leanor L. Lindsay Family Trust and 20,952 shares issuable upon the exercise of options exercisable within 60 days of March 28, 2001.

(11) Includes 122,896 shares held directly by Mr. Marcus and 43,424 shares issuable upon the exercise of stock options exercisable within 60 days of March 28, 2001.

(12) Includes 110,750 shares held jointly with Mr. Matteson's spouse as trustees of the Matteson Family Trust, 54,000 shares held by the Matteson Realty Services, Inc. Defined Benefit Employees' Retirement Trust and 67,468 shares issuable upon the exercise of stock options exercisable within 60 days of March 28, 2001.

(13) Includes 10,800 shares issuable upon the exercise of stock options exercisable within 60 days of March 28, 2001.

(14) Includes 740 shares held directly by Mr. Randall, 208,108 shares held by the Dick J. and Carolyn L. Randall Trust and 22,000 shares issuable upon the exercise of stock options exercisable within 60 days of March 28, 2001.

(15) Includes 191,476 shares held jointly with Mr. Seiler's spouse as trustees of the Seiler Family Trust and 27,112 shares issuable upon the exercise of stock options exercisable within 60 days of March 28, 2001.

(16) Includes 170,004 shares issuable upon the exercise of stock options exercisable within 60 days of March 28, 2001.

(17) Includes 57,784 shares held by Mr. Thoits as trustee of the Warren R. Thoits Trust dated December 30, 1983, 23,344 shares held by Thoits Brothers, Inc., 28,594 shares for which Mr. Thoits is the record holding trustee, 16,700 shares held by Mr. Thoits and his spouse as Trustees of the WRT-VBT 1998 Trust dated September 1, 1988 and 22,168 shares issuable upon the exercise of stock options exercisable within 60 days of March 28, 2001.

(18) Includes 37,181 shares owned directly, 19,306 shares held in a trust for the benefit of Mr. Whalen's mother, 5,745 shares held in an IRA for his spouse and 25,360 shares issuable upon the exercise of stock options exercisable within 60 days of March 28, 2001. Mr. Whalen disclaims beneficial ownership of the shares held in trust and the shares held by his spouse.

(19) Includes 761,834 shares issuable upon the exercise of stock options exercisable within 60 days of March 28, 2001.

(20) Includes 430,770 shares issuable upon the exercise of stock options exercisable within 60 days of March 28, 2001. Does not include shares owned by subsidiary board members who are named in the above table.

               INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors

         The Board of Directors oversees our business and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through, among other things, discussions with the Chief Executive Officer, other key executives and our principal outside advisers (legal counsel, outside auditors, investment bankers and other consultants), by reading reports and other materials that we send them and by participating in Board and committee meetings.

         Greater Bay Bancorp's Bylaws currently permit the number of Board members to range from 9 to 17, leaving the Board authority to fix the exact number of directors within that range. The Board has fixed the exact number of directors at 17. A proposal is included in this Proxy Statement to amend the Bylaws to increase the number of authorized directors from a range of 9 to 17 to a range of 11 to 21.

         The Board held 15 meetings during 2000. Each incumbent director attended at least 75% of the total number of Board meetings plus meetings of the standing committees on which that particular director served.

The Committees of the Board

         The Board may delegate portions of its responsibilities to committees of its members. These "standing committees" of the Board meet at regular intervals to attend to their particular areas of responsibility. Our Board has five standing committees: the Audit Committee, Executive Committee, Loan Committee, Trust Oversight Committee and Investment/Asset-Liability Management Committee, referred to as the "Investment/ALCO Committee".

         Audit Committee. The responsibilities of the Audit Committee are contained in the Audit Committee Report set forth below. During 2000, the Audit Committee consisted of Messrs. Seiler (Chairman), Hounslow, Libarle, McLaughlin, Randall and Thoits, each of whom is "independent," as defined by Company policy and The Nasdaq Stock Market listing standards. The Audit Committee held 7 meetings during 2000.

                             Audit Committee Report

         The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 or the Securities Act of 1934, except to the extent we specifically incorporate this Report by reference.

         The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of Greater Bay Bancorp.

         The Audit Committee Charter adopted by the Board sets out the responsibilities, authority and specific duties of the audit committee. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix
                                                                      --------
A. Pursuant to the charter, the Audit Committee has the following primary
-
responsibilities:

             . To monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance

             . To monitor the independence and performance of the Company's independent accountants and internal audit function

             . To recommend annually to the Board of Directors the appointment of the independent accountants

             . To monitor the preparation of quarterly and annual financial reports

             . To review the general scope of the annual audit and the fees charged by the independent accountants

             . To provide an avenue of communications among the independent accountants, management and the Board of Directors.

         In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the independent accountants for Greater Bay Bancorp. Management represented to the Audit Committee that all consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

         The Audit Committee also obtained from the independent accountants a formal written statement describing all relationships between Greater Bay Bancorp and the accountants that bear on the accountants independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. The Audit Committee discussed with the independent accountants any relationships that may impact on the firm's objectivity and independence and satisfied itself as to the accountants' independence.

         Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee:

Dated:  April 13, 2001                      Donald H. Seiler, Chairman
                                            John J. Hounslow
                                            Daniel G. Libarle
                                            Glen McLaughlin
                                            Dick J. Randall
                                            Warren R. Thoits

         Executive Committee. Our Executive Committee also acts as our Executive Compensation Committee and Nominating Committee. In performing its duties as the Executive Compensation Committee, the Executive Committee determines the salary and bonus structure of the Company's executive officers and supervises compensation for our other officers.

         In performing its duties as the Nominating Committee, the Executive Committee selects management nominees to stand for election as directors. It also considers nominations made to the Board by shareholders, provided such nominations comply with the Company's Bylaws. The Executive Committee held 14 meetings during 2000. Mr. Matteson chairs the Executive Committee and Messrs. Gatto, Kalkbrenner, Lindsay, Randall, Seiler and Thoits also are members.

Compensation Committee Interlocks and Insider Participation

         None of the members of the Executive Committee (which also acts as an Executive Compensation Committee) serves or has served as an officer or employee of Greater Bay Bancorp or its subsidiaries, except for Mr. Kalkbrenner, who serves as the President and Chief Executive Officer of Greater Bay Bancorp. In addition, Messrs. Matteson, Seiler and Mr. Thoits have an interest in a building leased by Mid-Peninsula Bank, a subsidiary of the Company. See "Certain Relationships and Related Transactions."

Section 16(a) Beneficial Ownership Reporting Compliance by Directors and Executive Officers

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports with the SEC and The Nasdaq Stock Market on changes in their beneficial ownership of Greater Bay Bancorp Common Stock, and to provide the Company with copies of the reports.

         Based solely on our review of these reports or of certifications to us that no report was required to be filed, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2000 fiscal year, except as stated in this paragraph. Mr. McLaughlin, failed to file on a timely basis one report on Form 4 during each of 1996, 1997 and 1998, regarding one gift transaction in each year. He filed a Form 5 on February 7, 2001 covering these transactions. Duncan L. Matteson failed to file on a timely basis one report on Form 4 regarding one gift transaction.

How We Compensate Directors

         Greater Bay Bancorp has a policy of compensating directors for their service on the Board and for their attendance at committee meetings. In 2000, Duncan Matteson, as Co-Chairman of the Board, received an annual retainer of $36,000 and John Gatto, as Co-Chairman of the Board, received an annual retainer of $24,000. Rex Lindsay and Donald Seiler as Vice-Chairmen of the Board, each received annual retainers of $20,000 in 2000. All other non-officer directors received annual retainers of $16,000. Mr. Kalkbrenner's compensation is discussed below in the section entitled "How We Compensate Executive Officers." The total compensation for the Greater Bay Bancorp Board of Directors in 2000 was $503,667.

         In 2000, committee members received annual retainers as follows: (i) Audit Committee, $4,000; (ii) Executive Committee, $20,000; (iii) Loan Committee, $10,000; (iv) Trust Oversight Committee, $4,000; and (v) Investment/ALCO Committee, $4,000. The Chairmen of these committees received an additional annual retainer of $2,000 in 2000.

         The Boards of Directors of Greater Bay Bancorp's subsidiary banks received total fees in 2000, as follows: Bank of Petaluma, $181,200; Bank of Santa Clara, $134,800; Bay Area Bank, $12,000; Bay Bank of Commerce, $102,650; Coast Commercial Bank, $142,583; Cupertino National Bank, $26,000; Golden Gate Bank, $17,166; Mid-Peninsula Bank, $34,500; Mt. Diablo National Bank, $11,838; and Peninsula Bank of Commerce, $14,000.

         In 2001, each subsidiary bank board member will receive an annual retainer of $2,000, except that each Bank of Petaluma director will receive an attendance fee of $600 per meeting through March 2001. Beginning in April 2001, Bank of Petaluma board members will receive a quarterly retainer of $500.

         In addition, directors are eligible to participate in Greater Bay Bancorp's 1996 Stock Option Plan and the 1997 Elective Deferred Compensation Plan. During 2000, Mr. Matteson, Mr. Gatto and the other members of the Executive Committee received options to purchase 15,000, 12,500 and 10,000 shares respectively, of our Common Stock at an exercise price of $37.125 per share, the fair market value of such stock on the date of grant. In addition, each other non-officer director of Greater Bay Bancorp and the subsidiary bank boards received options to purchase 7,000 shares and 500 shares, respectively, of our Common Stock at an exercise price of $37.125 per share, the fair market value of such stock on the date of grant. All stock options granted to non-officer directors vest in equal annual installments over five-year periods beginning on the date of grant, subject to continued service on the Board of Directors. Directors are also entitled to the protection of certain indemnification provisions in Greater Bay Bancorp's Articles of Incorporation and Bylaws.

Certain Relationships and Related Transactions

         Greater Bay Bancorp, through its subsidiaries, has had and expects in the future to have banking transactions in the ordinary course of business with our directors and officers or associates of our directors and officers. We may also have banking transactions with corporations of which our directors or officers may own a controlling interest, or also serve as directors or officers. These transactions have taken place and will take place on substantially the same terms, including interest and collateral, as those prevailing for comparable transactions with others. We believe that these transactions involving loans did not present more than normal risk of noncollectibility or present other unfavorable features.

         Mid-Peninsula Bank leases its offices at 420 Cowper Street, Palo Alto, California 94301 from MPB Associates, a tenant-in-common arrangement. Three directors of Greater Bay Bancorp, Messrs. Matteson, Seiler and Thoits, and four other directors of Mid-Peninsula Bank, together own an approximately 51% interest in MPB Associates. The acquisition of Mid-Peninsula Bank's leased premises by MPB Associates did not result in a change in the terms of the lease.

         The lease has been extended through January 2010. Mid-Peninsula Bank pays an annual rental of $613,000 for the entire leased space, subject to an annual rent adjustment of 3.5%. Additionally, Mid-Peninsula Bank pays real property taxes, utilities and building insurance, to the extent they exceed, on an annual basis, $1.40 per rentable square foot, $1.60 per rentable square foot, and $0.17 per rentable square foot, respectively. The lease also contains a provision granting Mid-Peninsula Bank a right of first refusal to purchase the building during the term of the lease upon the same terms and conditions that the landlord is willing to accept from a third party.

         In January 2000, Greater Bay Bancorp entered into a six month consulting agreement with John J. Hounslow, a director of Greater Bay Bancorp. For his services under the agreement, which involved primarily business development activities and oversight of the merger integration of Mt. Diablo National Bank, the Company paid Mr. Hounslow a total of $99,000. In connection with his appointment as a director of Greater Bay Bancorp, he was also granted an option to purchase 18,000 shares of the Company's Common Stock at an exercise price of $19.6875 per share, the fair market value of such stock on the date of grant.

Executive Officers

         Set forth below are the names and five-year biographies of Greater Bay Bancorp's executive officers.

          Name and Age           Principal Occupation and Business Experience
-------------------------    ---------------------------------------------------
David L. Kalkbrenner         President, Chief Executive Officer and a director
(61)                         of Greater Bay Bancorp since 1994. Mr. Kalkbrenner
                             also serves as a director of Bank of Petaluma, Bay
                             Bank of Commerce, Coast Commercial Bank, Cupertino
                             National Bank, Mid-Peninsula Bank and Mt. Diablo
                             National Bank. He a was founder of Mid-Peninsula
                             Bank and was appointed President and Chief
                             Executive Officer when the bank was chartered in 1987, positions he held through March 1998. He was employed by Crocker National Bank from 1963 to 1986 and held positions as First Vice President, Regional Manager and Regional Vice President.

Susan K. Black               Executive Vice President of Greater Bay Bancorp
(52)                         since November 1998 and Regional President, San
                             Francisco/Peninsula Region since March 2000. She has also served as President and Chief Executive
                             Officer of Mid-Peninsula Bank since April 1998. Ms.
                             Black also serves as a director of Mid-Peninsula
                             Bank, Bay Area Bank, Golden Gate Bank and Peninsula
                             Bank of Commerce. Ms. Black joined Mid-Peninsula
                             Bank in October 1987 as Vice President and Director of Marketing. In 1993, she became Senior Vice
                             President and in 1996 Executive Vice President of
                             Mid-Peninsula Bank. Ms. Black was one of the organizers of Lenders for Community Development and served two terms as Chairman of the Board. She currently serves as a director of that organization. Ms. Black also serves on the Boards of Directors of Bay Area Council and Silicon Valley
                             Manufacturing Group.

          Name and Age           Principal Occupation and Business Experience
-------------------------    ------------------------------------------------
David R. Hood                Executive Vice President and Chief Lending Officer
(56)                         of Greater Bay Bancorp since November 1996 and
                             Regional President, South Bay Region since March
                             2000. He has also served as President and a director of Cupertino National Bank since November
                             1998 and as its Chief Executive Officer since
                             January 2000. From April 1995 until November 1998, he served as Executive Vice President and Chief
                             Lending Officer of Cupertino National Bank. From
                             April 1985 to March 1995, he held the positions of Executive Vice President, Senior Loan Officer, and
                             President of University Bank & Trust.

Gregg A. Johnson             Executive Vice President, Business and Technology
(51)                         Services of Greater Bay Bancorp since April 1998.
                             From April 1997 to December 1997, Mr. Johnson was
                             Vice President of Development and Customer Service at Computer Sciences Corporation. From April 1996 to April 1997, Mr. Johnson was Vice President of
                             Information Systems at First Plus Financial. Before joining First Plus, Mr. Johnson was employed as Senior Vice President and Chief Information Officer at San Francisco Federal Bank, a federal savings bank, from February 1995 to February 1996. Mr.
                             Johnson also served as Senior Vice President and Chief Information Officer at Fidelity Federal Bank from December 1990 to February 1995.

Steven C. Smith              Executive Vice President, Chief Administrative
(49)                         Officer and Chief Financial Officer of Greater Bay
                             Bancorp since November 1996. Mr. Smith is a certified public accountant who joined Cupertino
                             National Bank in December 1993 as Senior Vice
                             President and Chief Financial Officer, and in 1995 was named Executive Vice President and Chief
                             Operating Officer.

How We Compensate Executive Officers

         Summary Compensation. The following table summarizes information about compensation paid to or earned by our Chief Executive Officer, David L. Kalkbrenner. It also summarizes the compensation paid to or earned by our four other most highly compensated executive officers who earned salary and bonus compensation in excess of $100,000 during 2000. In all cases, the officers concerned earned all the compensation shown for their services, in all their capacities, to Greater Bay Bancorp or its subsidiaries during the years 2000, 1999 and 1998.

                                                 Summary Compensation Table

                                                     Annual Compensation          Long-Term Compensation Awards
                                                     -------------------          -----------------------------
                                                                              Other
                                                                              Annual    Restricted    Securities
                                                                              Compen-     Stock       Underlying      All Other
                                                      Salary       Bonus      sation     Awards        Options       Compensation
Name and Principal Position                 Year     (1) ($)       (2)($)     (3)($)     (4)($)         (4)(#)          (5)($)
----------------------------------------- -------- -----------   ---------   -------  ------------- -------------- ----------------
David L. Kalkbrenner.....................    2000   $ 369,864    $ 450,000   $12,000    $ 124,875       35,000        $ 446,253
   President and CEO                         1999     353,870      300,000    12,000          ---       30,000          312,187
                                             1998     298,164      275,000     8,400          ---       31,500            9,623

Susan K. Black...........................    2000   $ 210,276    $ 250,000   $10,775          ---       18,000        $ 147,715
   Executive Vice President                  1999     189,931      150,000     7,800          ---       16,000          100,042
                                             1998     156,598      110,000     6,000          ---       15,800            7,915

David R. Hood............................    2000   $ 223,032    $ 220,000   $ 7,750          ---       18,000        $ 128,572
   Executive Vice President and Chief        1999     204,943      150,000     6,000          ---       16,000          150,239
   Lending Officer                           1998     177,017      125,000     6,000          ---       15,800            8,392

Gregg A. Johnson (6).....................    2000   $ 195,276    $ 230,000   $ 6,000          ---       18,000        $ 182,820
   Executive Vice President, Business and    1999     160,259      122,000     6,000          ---       16,000          108,889
   Technology Services                       1998     102,935       62,800     4,500          ---       17,100            2,339

Steven C. Smith..........................    2000   $ 263,476    $ 300,000   $ 6,000          ---       23,000        $ 310,514
   Executive Vice President, CAO and CFO     1999     231,036      180,000     6,000          ---       20,000          180,120
                                             1998     201,069       50,000     6,000          ---       23,700            8,171

_______________

(1) Annual salary includes cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers under Greater Bay Bancorp's 401(k) Plan.

(2) Amounts indicated as bonus payments were earned for performance during 2000, 1999 and 1998 but paid in the first quarters of 2001, 2000 and 1999, respectively. Also included in amounts indicated as bonus payments are any amounts deferred at the election of those officers under Greater Bay Bancorp's Deferred Compensation Plan.

(3) No executive officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of each such officer's total annual salary and bonus during 2000, 1999 and 1998. Amounts shown are for automobile allowances.

(4) Under the Greater Bay Bancorp 1996 Stock Option Plan, as amended, options and restricted stock may be granted to directors and key, full-time salaried officers and employees of Greater Bay Bancorp or its subsidiaries. Effective January 2, 2000, the Board of Directors granted Mr. Kalkbrenner 6,000 shares of restricted stock. The restrictions lapse 20% annually over a five year period and dividends are paid on these shares. As of December 31, 2000, these shares had a value of $246,000. Options granted under the 1996 Stock Option Plan are either incentive options or non-statutory options. Options granted under the 1996 Stock Option Plan become exercisable in accordance with a vesting schedule established at the time of grant. Vesting may not extend beyond ten years from the date of grant. Options and restricted stock granted under the 1996 Stock Option Plan are adjusted to protect against dilution in the event of certain changes in Greater Bay Bancorp's capitalization, including stock splits and stock dividends. All options granted to executive officers have an exercise price equal to the fair market value of Greater Bay Bancorp's Common Stock on the date of grant.

(5) Amounts shown for Mr. Kalkbrenner include (a) for 2000, $6,250 in 401(k) plan matching contributions, $2,578 in long term disability insurance premiums and $3,564 in group term life insurance premiums;
         (b) for 1999, $6,250 in 401(k) plan matching contributions, $2,340 in long term disability insurance premiums and $1,597 in group term life insurance premiums; and (c) for 1998, $6,185 in 401(k) plan matching contributions, $2,088 in long term disability insurance premiums and $1,294 in group term life insurance premiums.

         Amounts shown for Ms. Black include (a) for 2000, $6,250 in 401(k) plan matching contributions, $1,489 in long term disability insurance premiums and $1,242 in group term life insurance premiums; (b) for 1999, $6,250 in 401(k) plan matching contributions, $1,170 in long term disability insurance premiums and $622 in group term life insurance premiums; and (c) for 1998, $6,250 in 401(k) plan matching contributions, $1,143 in long term disability insurance premiums and $522 in group term life insurance premiums.

         Amounts shown for Mr. Hood include (a) for 2000, $6,250 in 401(k) plan matching contributions and $2,322 in group term life insurance premiums; (b) for 1999, $6,250 in 401(k) plan matching contributions, $1,350 in long term disability insurance premiums and $639 in group term life insurance premiums; and (c) for 1998, $6,250 in 401(k) plan matching contributions, $1,278 in long term disability insurance premiums and $864 in group term life insurance premiums.

         Amounts shown for Mr. Johnson include, (a) for 2000, $6,250 in 401(k) plan matching contributions, $328 in long term disability insurance premiums and $1,242 in group term life insurance premiums; (b) for 1999, $6,250 in 401(k) plan matching contributions and $639 in group term life insurance premiums; and (c) for 1998, $1,969 in 401(k) plan matching contributions and $370 in group term life insurance premiums.

         Amounts shown for Mr. Smith include (a) for 2000, $6,250 in 401(k) plan matching contributions, $1,112 in long term disability insurance premiums and $810 in group term life insurance premiums; (b) for 1999, $6,250 in 401(k) plan matching contributions, $1,485 in long term disability insurance premiums and $385 in group term life insurance premiums; and (c) for 1998, $6,250 in 401(k) plan matching contributions, $1,399 in long term disability insurance premiums and $522 in group term life insurance premiums.

         Includes special awards in 2000 for significant contributions to merger transactions. The named executive officers received the following cash amounts: Mr. Kalkbrenner, $175,000; Ms. Black, $60,000; Mr. Hood, $70,000; Mr. Johnson, $125,000; and Mr. Smith, $150,000. See "Executive Committee's Report on Executive Compensation."

         Includes amounts paid in 2000 for accrued and unused vacation, as follows: Mr. Kalkbrenner, $108,861; and Mr. Smith, $77,342.

         Includes special awards in 2000 and 1999 based on the value of warrants exercised by Greater Bay Bancorp. The persons named in the Summary Compensation Table received 2.0 % of the total warrant exercise value of approximately $18.5 million at December 31, 2000 and 3.6% of the total warrant exercise value of approximately $22 million at December 31, 1999. Under this program, the named executive officers received the following cash amounts: Mr. Kalkbrenner, $150,000 in 2000 and $302,000 in 1999; Ms. Black, $50,000 in 2000 and $102,000 in 1999; Mr. Hood,
         $50,000 in 2000 and $142,000 in 1999; Mr. Johnson, $50,000 in 2000 and
         $102,000 in 1999; and Mr. Smith, $75,000 in 2000 and $172,000 in 1999

(6) Mr. Johnson joined Greater Bay Bancorp in April 1998. Amounts shown for 1998 were earned during the period April 6, 1998 through December 31, 1998.

         Option Grants in 2000. The following table sets forth information concerning stock options granted during the year ended December 31, 2000 to the persons named in the Summary Compensation Table.

                                       Option Grants in Last Fiscal Year

                                                          Individual Grants in Fiscal 2000
                                    --------------------------------------------------------------------------
                                   Number of                                               Potential Realizable Value
                                   Securities      % of Total                              at Assumed Annual Rates of
                                   Underlying     Options/SARs   Exercise                   Stock Price Appreciation
                                  Options/SARs     Granted to    Price(3)    Expiration        for Option Term(1)
                                                                                               ------------------
             Name                  Granted(2)       Employees     ($/sh)        Date        @5%($)        @10%($)
------------------------------- ---------------- -------------- ----------- ------------ ------------------------------
David L. Kalkbrenner...........      35,000           2.70%       $37.125     12/19/10     $817,170     $2,070,869
Susan K. Black.................      18,000           1.39         37.125     12/19/10      420,259      1,065,018
David R. Hood..................      18,000           1.39         37.125     12/19/10      420,259      1,065,018
Gregg A. Johnson...............      18,000           1.39         37.125     12/19/10      420,259      1,065,018
Steven C. Smith................      23,000           1.78         37.125     12/19/10      536,997      1,360,857

_______________

(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of Greater Bay Bancorp Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased in 2000 at $37.125 would yield profits of $23.35 per share at 5% appreciation over ten years, or $59.17 per share at 10% appreciation over the same period.

(2) Generally, options granted under the 1996 Stock Option Plan vest at the rate of 20% of the options granted for each full year of the optionee's continuous employment with Greater Bay Bancorp or its subsidiaries and are exercisable to the extent vested. See also "Employment Contracts, Change in Control Arrangements and Termination of Employment."

(3) All options listed were granted at the fair market value of our Common Stock on the date of grant.

         Aggregated Option Exercises and Option Values. The following table sets forth the specified information concerning exercises of options to purchase Greater Bay Bancorp Common Stock in the fiscal year ended December 31, 2000 and unexercised options held as of December 31, 2000 by the persons named in the Summary Compensation Table.

                Aggregated Option Exercises in Fiscal Year 2000 and Fiscal Year-End Option Values

                                                         Number of Securities         Value of Unexercised In-the-
                            Shares                      Underlying Unexercised          Money Options at 12/31/00
                         Acquired on      Value        Options at 12/31/00 (#)                   ($)(1)
Name                     Exercise (#)  Realized ($)   Exercisable  Unexercisable       Exercisable   Unexercisable
-------------------------------------------------------------------------------------------------------------------
David L. Kalkbrenner....    - 0 -         - 0 -         205,200        152,800         $6,786,350      $3,070,775
Susan K. Black..........    12,000       $298,500        40,640         72,960          1,132,120       1,401,680
David R. Hood...........    - 0 -         - 0 -          83,372         78,960          2,686,946       1,587,805
Gregg A. Johnson........    - 0 -         - 0 -          20,080         64,120            487,440       1,148,910
Steven C. Smith.........    - 0 -         - 0 -         170,004        107,440          5,792,591       2,205,670

________________

(1) Based on the closing price of Greater Bay Bancorp Common Stock on December 29, 2000, the last trading day in 2000, which was $41.00.

Employment Contracts, Change in Control Arrangements and Termination of
Employment

         Employment Contracts. Effective January 1, 1999, Greater Bay Bancorp entered into a five-year employment agreement with its President and Chief Executive Officer, David L. Kalkbrenner. The agreement provides for, among other things (a) a base salary of $360,000 per year, which the Board may adjust annually at its discretion; (b) a discretionary annual bonus based upon the Company's pre-tax net profits; (c) in the event that Mr. Kalkbrenner becomes disabled so that he cannot perform his duties, payment to him of his base salary for one year, reduced by any amounts received by him from state disability insurance, worker's compensation or similar insurance; (d) five weeks annual vacation; (e) a $500,000 life insurance policy; (f) an automobile allowance; (g) supplemental retirement benefits (see "Supplemental Executive Retirement Plan" below); and (h) reimbursement for ordinary and necessary expenses incurred by Mr. Kalkbrenner in connection with his employment. On December 11, 2000, Greater Bay Bancorp and Mr. Kalkbrenner amended the agreement to provide that he may participate in the Company's group health and medical plans upon his retirement or termination upon a change in control. Greater Bay Bancorp may terminate the agreement with or without cause.

         Upon Mr. Kalkbrenner's involuntary termination of employment for any reason, Mr. Kalkbrenner will be entitled to receive severance benefits equal to 36 months of salary at the rate in effect immediately preceding the termination and the amount of any bonus due him. In the event of a termination of his employment following a change in control of Greater Bay Bancorp, Mr. Kalkbrenner will be entitled to receive severance pay equal to 2.99 times his average annual compensation for the five years immediately preceding the change in control. If any portions of this amount constitute "excess parachute payments" under the Internal Revenue Code of 1986, Greater Bay Bancorp will increase the amount payable to Mr. Kalkbrenner to account for any excise tax that may be imposed on him.

         The benefits provided to Mr. Kalkbrenner under the agreement supersede any benefits to which he may otherwise be entitled under Greater Bay Bancorp's Termination and Layoff Pay Plan for Key Executives and Change in Control Pay Plan for Key Executives (as described below) to the extent they exceed the benefits otherwise payable under these plans.

         Change in Control Plans. Effective January 1, 1998, the Greater Bay Bancorp Board of Directors adopted the Greater Bay Bancorp Change in Control Pay Plan and the Greater Bay Bancorp Change in Control Pay Plan for Key Executives, referred to as the "Change in Control Plans", to provide eligible employees and key executives with severance benefits upon their termination of employment on account of a change in control. The Change in Control Plans provide that a change in control occurs when Greater Bay Bancorp is sold or otherwise transferred in ownership to new ownership.

         The Change in Control Plans generally provide each participant with a base benefit based on the participant's pay, full years of service with Greater Bay Bancorp or a subsidiary, and his or her title or position at Greater Bay Bancorp or the subsidiary as of the date he or she terminates employment, and an added benefit based on the participant's pay and his or her full years of service as of the date of his termination of employment. "Pay" for purposes of the Change in Control Plans means the total annual compensation paid to an employee, including base wages and average bonus paid to the employee in the three most recent years.

         Under the Change in Control Plan for Key Executives, Mr. Kalkbrenner would be entitled to receive a base benefit equal to 25 months of pay and an added benefit of 2 weeks of pay for each full year of service for a maximum severance of up to 3 years of pay; Mr. Smith would be entitled to receive a base benefit equal to 20 months of pay and an added benefit of 2 weeks of pay for each full year of service, for a maximum severance of up to 2 1/2 years of pay; and Mr. Hood, Ms. Black and Mr. Johnson would each be entitled to receive a base benefit equal to 18 months of pay and an added benefit of 2 weeks of pay for each full year of service, for a maximum severance benefit of up to 2 years of pay.

         Termination and Layoff Plans. The Greater Bay Bancorp Board has also adopted the Greater Bay Bancorp Termination and Layoff Pay Plan and the Greater Bay Bancorp Termination and Layoff Pay Plan for Key Executives, referred to as the "Termination Plans", effective January 1, 1998. These plans provide severance benefits to eligible employees and key executives upon the termination of their employment because of circumstances which the Termination Plans define.

         The Termination Plans also provide each participant with a severance benefit based on the participant's pay, full years of service with Greater Bay Bancorp or a subsidiary, and his or her title or position in Greater Bay Bancorp or the subsidiary as of the date of his or her involuntary termination of employment or layoff. "Pay" for purposes of the Termination Plans means the total annual compensation paid to an employee, including base wages and average bonus paid to the employee in the three most recent years.

         Under the Termination and Layoff Plan for Key Executives, Mr. Kalkbrenner would be entitled to receive a severance benefit equal to 25 months of pay; Mr. Smith would be entitled to receive a severance benefit equal to 20 months of pay; and Mr. Hood, Ms. Black and Mr. Johnson would each be entitled to receive a severance benefit equal to 18 months of pay.

         Greater Bay Bancorp's Stock Option Plan. The Greater Bay Bancorp Board of Directors adopted the Greater Bay Bancorp 1996 Stock Option Plan in 1996, as amended, referred to as the "Option Plan". The Option Plan allows Greater Bay Bancorp to offer selected employees, directors and consultants an opportunity to purchase Greater Bay Bancorp Common Stock or to receive grants of restricted stock. Through this plan, the Board hopes to motivate such individuals by giving them an ownership interest in Greater Bay Bancorp's success.

         Options and restricted stock granted under the Option Plan contain a provision that takes effect upon a "change in control" of Greater Bay Bancorp. Prior to the happening of any such change in control, all options granted under the Option Plan will become immediately exercisable and all restrictions on restricted stock will immediately lapse.

         Supplemental Executive Retirement Plan. In December 1997, the Greater Bay Bancorp Board of Directors approved the implementation of the Greater Bay Bancorp Supplemental Executive Retirement Plan, referred to as the SERP, which provides supplemental retirement benefits to a select group of management or highly compensated employees of Greater Bay Bancorp and its subsidiaries who have titles of senior vice president or above. Greater Bay Bancorp's management designates those employees who are eligible to participate in the SERP.

         Benefits under the SERP include income generally payable commencing upon a designated retirement date for the life of the participant and a death benefit for the participant's designated beneficiaries. The retirement benefits are derived from accruals to a benefit account during the participant's employment. The benefit account accruals are determined annually. A portion of the accrual is based upon annual earnings (or loss) and certain investment opportunity costs related to life insurance contracts owned by Greater Bay Bancorp. The remainder of the accrual expense is based on an actuarial measurement of the value of post-retirement benefits earned during the current year.

         With respect to the persons named in the Summary Compensation Table, retirement benefits are also provided from contributions to secular trusts that were established in 1999. Greater Bay Bancorp's annual contributions to the secular trusts are determined by calculating the amount that must be invested each year during the employee's working life, in order to provide retirement income equal to 50% of the after-tax total projected retirement benefits. Greater Bay Bancorp reviews the level of the contributions periodically to assure the trusts are adequately funded to provide the guaranteed benefits. Greater Bay Bancorp has purchased life insurance policies on the participants in order to finance the cost of these benefits.

         SERP benefits for the persons named in the Summary Compensation Table vest at a rate of approximately 20% after 5 years of service and 20% each year thereafter. Vesting accelerates to 100% upon a change in control of Greater Bay Bancorp to the extent any portion of such benefits remains unvested at such time. Upon a termination of employment for "cause", the participant forfeits all benefits. The participant is entitled to all vested benefits in the case of a termination without "cause"; however, if a participant voluntarily resigns prior to becoming 100% vested, his or her benefits are reduced by amounts ranging from a total forfeiture to approximately 40% of benefits.

         As of December 31, 2000, Mr. Kalkbrenner was credited with 13 years of services under the SERP; Ms. Black was credited with 10 years of service under the SERP; Mr. Hood was credited with 10 years of service under the SERP; Mr. Johnson was credited with 3 year of service under the SERP; and Mr. Smith was credited with 11 years of service under the SERP.

         At retirement age of 65, Mr. Kalkbrenner will be entitled to receive a projected benefit under the SERP that is equal to 29% of his 2000 total compensation. At retirement age of 62, Ms. Black will be entitled to receive a projected benefit of 38% of her 2000 total compensation; Mr. Hood will be entitled to receive a projected benefit of 44% of his 2000 total compensation; Mr. Johnson will be entitled to receive a projected benefit of 36% of his 2000 total compensation; and Mr. Smith will be entitled to receive a projected benefit of 42% of his 2000 total compensation.

Executive Committee's Report on Executive Compensation

         Set forth below is a report of our Executive Committee addressing the compensation policies for 2000 applicable to our executive officers.

         The Report of the Executive Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Greater Bay Bancorp specifically incorporates the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

The Report

         The Executive Committee of the Board of Directors acts as our Executive Compensation Committee. The Executive Committee establishes our overall compensation and employee benefits and approves specific compensation levels for executive officers. It is a goal of the Executive Committee to implement executive officer compensation programs that further our business objectives and that attract, retain and motivate the best qualified executive officers. Currently, the members of the Executive Committee are John M. Gatto, Duncan L. Matteson, David L. Kalkbrenner, Rex D. Lindsay, Dick J. Randall, Donald H. Seiler and Warren Thoits. Each member of the Executive Committee is a non-employee director, except for Mr. Kalkbrenner.

         Compensation Policies. Greater Bay Bancorp's executive compensation policies and specific executive compensation programs are adopted and administered in accordance with the principal goal of maximizing return on shareholders' equity. The Executive Committee believes that this performance goal, and the long-term interests of our shareholders generally, are best achieved by attracting and retaining management of high quality, and that such management will require commensurate compensation. The Executive Committee believes that our executive officer compensation policies are consistent with this policy.

         In addition, the Executive Committee believes that while our compensation programs should reflect the philosophy that executive compensation levels be linked to the Company's performance, such compensation programs should also be competitive and consistent with those provided to others holding positions of similar responsibility in the banking and financial services industry. Our compensation plans are designed to assist the Company in attracting and retaining qualified employees critical to our long-term success, while enhancing employees' incentives to perform to their fullest abilities to increase profitability and maximize shareholder value.

         To assist the Executive Committee in its compensation decisions for 2000, the Executive Committee engaged an independent compensation consultant to provide advice on the appropriate levels of compensation for the executive officers. The consultant reviewed our compensation structure and programs in comparison with those of the Company's peer group and made recommendations to the Executive Committee based on the consultant's expertise in executive compensation. The goal of the consultant's review was to ensure that the executive officers are competitively compensated for their service and contribution and that the Company's compensation program provides adequate incentives for the retention of these key officers.

         In setting annual compensation levels for executive officers, the Executive Committee considered the recommendations of the compensation consultant and also reviewed and analyzed the following factors:

         .   the responsibilities of the position,

         . the performance of the individual and his or her general experience and qualifications,

         . the overall financial performance (including return on equity, return on assets and achievement of the profit plan) of Greater Bay Bancorp for the previous year and the contributions to such performance measures by the individual or his or her department,

         .   the officers' total compensation during the previous year,

         . compensation levels paid by comparable companies in similar industries,

         .   the officer's length of service with Greater Bay Bancorp, and

         . the officer's effectiveness in dealing with external and internal parties.

         The Executive Committee believes that the base compensation of the executive officers is competitive with companies of similar size and with comparable operating results in similar industries.

         In 2000, the Company awarded special compensation to all employees, including the executive officers, as the result of income earned on the exercise of warrants granted by Greater Bay Bancorp's borrowers and in recognition of our employees' extraordinary efforts in completing five mergers during the year as well as our outstanding financial results for 2000. The Executive Committee recommended these awards to reward our valued employees and as additional incentive to retain them.

         Long Term Compensation Programs. While the Executive Committee establishes salary and bonus levels based on the above described criteria, the Executive Committee also believes that encouraging equity ownership by executive officers further aligns the interests of the officers with the performance objectives of our shareholders and enhances our ability to attract and retain highly qualified personnel on a basis competitive with industry practices. Stock options granted by the Company pursuant to the 1996 Stock Option Plan help achieve this objective, and provide additional compensation to the officers to the extent that the price of the Common Stock increases over fair market value on the date of grant. Stock options have been granted to each of the executive officers and to other officers or key employees. Through the 1996 Stock Option Plan, there will be an additional direct relationship between the Company's performance and benefits to plan participants.

         In addition, through Greater Bay Bancorp's Employee Stock Purchase Plan, eligible employees who are scheduled to work at least 20 hours a week may acquire an interest in our growth and productivity. Under this plan, participants may purchase shares of Greater Bay Bancorp Common Stock through payroll deductions. The purchase price per share generally equals 85% of the lesser of the fair market value of a share on the first or last day of the offering period. Offering periods are for three months, commencing the first day of each calendar quarter.

         Certain key employees participate in the Company's Supplemental Executive Retirement Plan. This plan provides supplemental retirement benefits to a select group of management or highly compensated employees who have titles of senior vice president or higher. Upon vesting, participants in the plan receive lifetime retirement income benefits and death benefits.

         Eligible employees are also able to participate in Greater Bay Bancorp's 401(k) Plan. The 401(k) Plan permits participants to make 401(k) contributions on a pretax basis. All employees who are at least 18 years of age are eligible to participate in the 401(k) Plan. Participants can contribute up to 15% of their pretax compensation to the 401(k) Plan annually, subject to certain legal limitations. The 401(k) Plan also provides that the Company will make a matching contribution on behalf of each eligible participant equal to 62.5% of the 401(k) contributions made by such participants, up to 8% of their individual compensation.

         Finally, our Board of Directors adopted the Greater Bay Bancorp 1997 Elective Deferred Compensation Plan at its December 1997 meeting. The Deferred Compensation Plan is an unfunded Plan that provides deferred compensation benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of the Company.

         Through these various compensation programs, the Executive Committee believes that Greater Bay Bancorp furthers its objectives of attracting, retaining and motivating the best qualified executive officers and employees, and ultimately will serve to increase our profitability and maximize shareholder value.

         Compensation of Chief Executive Officer. The base salary of our Chief Executive Officer was determined primarily by the terms of his employment agreement dated January 1, 1999 (see "Employment Contracts, Change in Control Arrangements and Termination of Employment"). The agreement provides for a base salary, subject to annual adjustments by the Board of Directors, and for a discretionary annual bonus based upon the pre-tax net profits of the Company. In addition, the Chief Executive Officer's compensation for 2000 was based on his progress in achieving the Company's strategic objectives and certain additional criteria, including the completion of five merger and acquisition transactions, total return to shareholders and leadership abilities. The Executive Committee also considered the recommendations of the compensation consultant which included a review of compensation paid to chief executive officers in the Company's peer group (institutions with assets of $1-5 billion). Mr. Kalkbrenner did not participate in the Executive Committee's deliberations concerning his compensation.

Respectfully submitted by the members of the Executive Committee:

Dated: April 13, 2001                    Duncan L. Matteson, Chairman
                                         John M. Gatto
                                         David L. Kalkbrenner
                                         Rex D. Lindsay
                                         Dick J. Randall
                                         Donald H. Seiler
                                         Warren R. Thoits

Performance Graph

         The following graph compares, for the period December 31, 1995 through December 31, 2000, the yearly percentage change in Greater Bay Bancorp's cumulative total return on its Common Stock with the cumulative total return of
(i) the NASDAQ - Total US (formerly called the "NASDAQ Total Return Index"), an index consisting of Nasdaq-listed U.S.-based companies; (ii) the SNL $1B-$5B Bank Asset-Size Index, an index composed of a survey of banks and bank holding companies having between $1 billion and $5 billion in total assets; and (iii) the SNL $5-$10B Bank Asset-Size Index composed of a survey of banks and bank holding companies having between $5 billion and $10 billion in total assets.

         The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                              Greater Bay Bancorp
                              -----------------

                           Total Return Performance

                       [PERFORMANCE GRAPH APPEARS HERE]

                                                                     Period Ending
                         ------------------------------------------------------------------------------------------------------
Index                                  12/31/95        12/31/96        12/31/97        12/31/98        12/31/99        12/31/00
-------------------------------------------------------------------------------------------------------------------------------
Greater Bay Bancorp                      100.00          148.67          297.79          423.92          546.27        1,058.12

NASDAQ - Total US*                       100.00          123.04          150.69          212.51          394.92          237.62

SNL $1B-$5B Bank Index                   100.00          129.63          216.19          215.69          198.23          224.95

SNL $5B-$10B Bank Index                  100.00          133.95          219.71          212.55          194.79          233.80



*Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago, 2001.

Used with permission. All rights reserved. crsp.com

SNL Securities LC                                                 (804) 977-1600

(C) 2001

               DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1:  Elect Five Directors

     The Board has nominated five persons for election as Class I Directors at the Annual Meeting. If you elect them, they will hold office until the election of their successors at the Annual Meeting in 2004, or until they resign.

     We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates. The Board has no reason to believe that its nominees would prove unable to serve if elected.

     The following table sets forth the names and five-year biographies of the five persons nominated by the Board to serve as Class I Directors. The table also sets forth the names and five-year biographies of our Class II Directors whose terms expire in 2002 and Class III Directors whose terms expire in 2003.

        Name and Age               Principal Occupation and Business Experience
--------------------------------------------------------------------------------
Class I Nominees
----------------
James E. Jackson         Director of Greater Bay Bancorp since November 1996. He
(66)                     has also served as a director of Cupertino National
                         Bank since 1984. Mr. Jackson has been an attorney-at-law with the law firm of Jackson & Abdalah, a Professional Corporation, since 1963.

Stanley A. Kangas        Director of Greater Bay Bancorp since May 1999. He has
(63)                     also served as a director of Bay Area Bank since 1996.
                         Mr. Kangas retired in 1997 as Chairman of the Board of Brian Kangas Foulk, a 150 employee civil engineering firm with several offices in the San Francisco Bay
                         Area. He was President and Chief Executive Officer of that firm from 1975 to 1995. He currently serves as a civil engineering consultant specializing in engineering litigation. Mr. Kangas also serves on the Boards of Directors of the Redwood City Library
                         Foundation, the San Carlos Youth Center Foundation and the Boys and Girls Club of the Peninsula.

George M. Marcus         Director of Greater Bay Bancorp since 1998. He has also
(59)                     served as a director of Mid-Peninsula Bank since 1987.
                         Mr. Marcus is the founder of The Marcus & Millichap
                         Company, the nation's fourth largest commercial real estate brokerage firm, and currently serves as a director of such firm. He also serves as director of Essex Property Trust, a real estate investment trust company. Mr. Marcus is an advisor to the University of California, Berkeley Center for Real Estate and Urban
                         Economics, and serves on the Board of Trustees of the Fine Arts Museums of San Francisco.

Duncan L. Matteson       Chairman of the Board of Directors of Greater Bay
(66)                     Bancorp since December 2000. He served as Co-Chairman
                         from November 1996 until December 2000. He has also served as Chairman of the Board of Mid-Peninsula Bank since 1987 and as a director of Golden Gate Bank since
                         May 1998. Mr. Matteson serves as President of the
                         Matteson Companies, a diversified group of real estate investment and property management corporations located in Redwood City. He has actively involved himself in the real estate investment and securities industries in the Palo Alto/Menlo Park Area since 1959. Mr. Matteson is a member of the Executive Committee of the Stanford
                         Heart Council, and serves as a trustee of the Palo Alto
                         Medical Foundation. As an appointee of the Governor, Mr. Matteson is Vice President of the Board of
                         Directors of the Cow Palace.

        Name and Age             Principal Occupation and Business Experience
--------------------------------------------------------------------------------

Rebecca Q. Morgan        Director of Greater Bay Bancorp since July 1998. In
(62)                     December 1998, Ms. Morgan retired as President and
                         Chief Executive Officer of Joint Venture: Silicon
                         Valley Network, a non-profit organization devoted to regional economic and community issues. Ms. Morgan served in that position since September 1993. Ms.
                         Morgan also serves as a director of PG&E Corporation.

Class II Continuing
-------------------
Directors
---------

John M. Gatto            Vice Chairman of Greater Bay Bancorp since December
(62)                     2000. He served as Co-Chairman of Greater Bay Bancorp
                         from November 1996 to December 2000. He has also served as a director of Cupertino National Bank since 1984, Mid-Peninsula Bank since 1996, Peninsula Bank of
                         Commerce since December 2000 and Bank of Santa Clara since July 2000. Mr. Gatto has been the sole proprietor of Maria Enterprises, a real estate development consulting company, since December 1993. From 1984 to 1993, Mr. Gatto was an architect for Cypress
                         Properties, a real estate development company.


John J. Hounslow         Director of Greater Bay Bancorp since February 2000.
(70)                     Mr. Hounslow has also served as Chairman of Mt. Diablo
                         National Bank since 1992. From July 1998 to January
                         2000, Mr. Hounslow served as Chairman and Chief
                         Executive Officer of Mt. Diablo Bancshares. He is also
                         Chairman, President and Chief Executive Officer of J.L.
                         Hall and Co., a cable and wire assembly company serving the telecommunications industry, and a director of Delicato Vineyards.

Daniel C. Libarle        Director of Greater Bay Bancorp since October 2000. He
(59)                     has also served as Chairman of Bank of Petaluma since
                         1987. Mr. Libarle has been the President of Lace House
                         Linen Inc. since 1963.

Dick J. Randall          Director of Greater Bay Bancorp since November 1996. He
(69)                     has also served as a director of Cupertino National
                         Bank since 1984. Mr. Randall has been a private investor and rancher since 1993. From 1962 until his retirement in 1993, Mr. Randall served as president of The William Lyon Co., a real estate development and construction company. Mr. Randall was one of the founding directors of the New Children's Shelter in San
                         Jose, California.

Donald H. Seiler         Director of Greater Bay Bancorp since 1994. He served
(72)                     as Vice Chairman of Greater Bay Bancorp from August
                         1999 to December 2000. He also served as a director of Mid-Peninsula Bank from 1987 to 1998. He is the founder and managing partner of Seiler & Company, LLP, Certified Public Accountants, in Redwood City and San
                         Francisco. He has been a certified public accountant in San Francisco and the Peninsula area since 1952. He is presently a director of Ross Stores, Inc. and the Peninsula Community Foundation and serves on the audit committee of Stanford Health Services.

James C. Thompson        Director of Greater Bay Bancorp since May 2000. He has
(61)                     also served as Chairman of Coast Commercial Bank since
                         1982. Mr. Thompson has been a partner with the Santa
                         Cruz law firm of Comstock, Thompson, Kovitz & Brenner since 1989.

T. John Whalen           Director of Greater Bay Bancorp since July 2000. He has
(64)                     also served as Chairman of Bank of Santa Clara since
                         1973. Mr. Whalen has been a Professor of Economics at Santa Clara University since 1962.

        Name and Age              Principal Occupation and Business Experience
--------------------------------------------------------------------------------
Class III Continuing
--------------------
Directors
---------
David L. Kalkbrenner     President, Chief Executive Officer and a director of
(61)                     Greater Bay Bancorp since 1994. Mr. Kalkbrenner also
                         serves as a director of Bay Bank of Commerce, Bank of Petaluma, Coast Commercial Bank, Cupertino National
                         Bank, Mt. Diablo National Bank and Mid-Peninsula Bank.
                         He was a founder of Mid-Peninsula Bank and was appointed President and Chief Executive Officer when the bank was chartered in 1987, positions he held through March 1998. He was employed by Crocker National
                         Bank from 1963 to 1986 and held positions as First Vice
                         President, Regional Manager and Regional Vice
                         President.

Rex D. Lindsay           Director of Greater Bay Bancorp since November 1996. He
(75)                     served as Vice Chairman from November 1996 to December
                         2000. He has also served as a director of Cupertino
                         National Bank since 1984. For approximately the past seven years, Mr. Lindsay has been a rancher and a private investor.

Glen McLaughlin          Director of Greater Bay Bancorp since November 1996. He
(66)                     has also served as a director of Cupertino National
                         Bank since 1984. Mr. McLaughlin has also served as the President and Chief Executive Officer of Venture
                         Leasing Associates, an equipment leasing company, since
                         December 1986.

Linda R. Meier           Director of Greater Bay Bancorp since February 2001.
(60)                     She also serves on the Board of Directors of California
                         Water Service Company. Ms. Meier devotes a substantial amount of time to many charitable and civic organizations, including directorships or trusteeships with Peninsula Community Foundation, California Academy of Science, Stanford University Athletic Board and Haas
                         Center for Public Service. She also serves as the Vice
                         Chair of the Campaign for Undergraduate Education and Chair of its National Outreach Program.

Warren R. Thoits         Director of Greater Bay Bancorp since 1994. He has also
(78)                     served as a director of Mid-Peninsula Bank since 1987.
                         He is a partner with the Palo Alto law firm of Thoits, Love, Hershberger & McLean. He is a native of Palo Alto and a graduate of Stanford University and its School of Law. Mr. Thoits has been very active in community and charitable organizations, having served as President of the Palo Alto Chamber of Commerce, the Palo Alto Rotary
                         Club and as Chairman of the Palo Alto Area Chapter of the American Red Cross.

  The Board recommends that you vote "FOR" the election of all five Class I Nominees for director.

Proposal 2: Approve Amendment to Bylaws

     The Board of Directors has adopted, subject to shareholder approval, an amendment to Section 1(a) of Article IVof the Company's Bylaws to increase the range of authorized directors from 9 to 17, to a range of 11 to 21. The full text of this proposed amendment to the Bylaws is set forth below:

     Section 1. Number of Directors. (a) The authorized number of directors
                -------------------
     shall be no less than eleven (11) nor more than twenty-one (21). The exact number of directors shall be fixed and may be changed from time to time by a resolution adopted by the Board of Directors.

     Increasing the maximum range of directors as proposed would provide the Board with the flexibility to add to the Board qualified persons whose service on the Board would benefit the Company without having to call a special meeting of shareholders or wait until the next scheduled annual meeting to amend the Bylaws. In accordance with California law, which provide that the maximum number of directors may not exceed the minimum by more than two times the minimum minus one, we are also proposing to increase the minimum from 9 to 11.

The Board of Directors recommends that you vote "FOR" approval of this amendment to the Bylaws.

Proposal 3: Ratify Selection of Independent Public Accountants for 2001

     The Board of Directors has appointed PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2001, and shareholders are being asked to ratify the appointment. The appointment was recommended by the Audit Committee. PricewaterhouseCoopers LLP, our accountants for the year ended December 31, 2000, performed audit services for 2000 which included the examination of the consolidated financial statements and services related to filings with the SEC. All professional services rendered by PricewaterhouseCoopers LLP during 2000 were furnished at customary rates and terms. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders.

     The following table sets forth the aggregate fees the Company incurred for audit and non-audit services provided by PricewaterhouseCoopers LLP, who acted as independent accountants for the year ended December 31, 2000. In determining the independence of PricewaterhouseCoopers LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining that independence.

                                                                            December 31, 2000
                                                                            -----------------
     Audit fees.............................................................  $   565,542
                                                                              -----------
     Financial information systems design
     and implementation fees................................................        - 0 -
     Other fees:
       Tax services.........................................................      230,500
       Due diligence and SEC matters for mergers & acquisitions.............      397,467
       Internal audit.......................................................      375,450
       SEC matters related to issuance of equity & trust
       preferred securities.................................................      129,200
       Miscellaneous........................................................      104,042
                                                                              -----------
                                                                                1,236,659
                                                                              -----------
            Total                                                             $ 1,802,201
                                                                              ===========

   The Board recommends that you vote "FOR" ratification of the selection of PricewaterhouseCoopers LLP as Independent Public Accountants for 2001.

                                OTHER BUSINESS

     We know of no other business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named as proxies in the enclosed proxy card to vote the shares represented thereby in accordance with their best judgment and in their discretion, and authority to do so is included in the proxy.

                    INFORMATION ABOUT SHAREHOLDER PROPOSALS

     Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. If you wish to submit a proposal to be included in our 2002 proxy statement, we must receive it, in a form which complies with the applicable securities laws, on or before December 14, 2001. Please address your proposals to: Greater Bay Bancorp, 400 Emerson Street, Palo Alto, California 94301, Attention: Corporate Secretary.

     In addition, in the event a shareholder proposal is not submitted to us prior to February 27, 2002, the proxy to be solicited by the Board of Directors for the 2002 Annual Meeting of Shareholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2002 Annual Meeting of Shareholders without any discussion of the proposal in the proxy statement for such meeting.

                              By Order of the Board of Directors,

                              /s/ Linda M. Iannone

                              Linda M. Iannone
                              Corporate Secretary

April 13, 2001

                                  Appendix A
                                  ----------

           Charter of the Audit Committee of the Board of Directors
                            of Greater Bay Bancorp

I.       Audit Committee Purpose

         The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

               . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

               . Monitor the independence and performance of the Company's independent auditors and internal audit function.

               . Provide an avenue of communications among the independent auditors, management and the Board of Directors.

         The Audit Committee and the Board of Directors have the ultimate authority and responsibility to select evaluate, and where appropriate, replace the independent auditors. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  Audit Committee Composition and Meetings

         Audit Committee members shall meet the requirements of The Nasdaq Stock Market. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

         Audit Committee members shall be appointed by the Board. If an audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

         The Committee shall meet at least four times annually, or more frequently as circumstances dictate. A quorum of the Committee will be declared when a majority of the appointed members of the Committee are in attendance. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or its Chair, should communicate with management and the independent auditors' quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. Audit Committee Responsibilities and Duties

     The Audit Committee will have the following responsibilities and duties:

Review Procedures
-----------------

1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3. In consultation with management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards (SAS) 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors
--------------------

5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors as representatives of the shareholders. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6. Approve the fees and other significant compensation to be paid to the independent auditors.

7. On an annual basis, review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence. The Committee shall ensure that the independent auditors deliver to the Committee a formal written statement delineating all relationships between the auditors and the Company.

8. Review the independent auditors audit plan - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. The independent auditors will review matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Internal Audit and Legal Compliance
-----------------------------------

11. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit function, as needed.

12. Review the appointment, performance, and replacement of the internal audit outsource provider or senior internal audit service executive if applicable.

13. Review significant reports prepared by the internal auditors together with management's response and follow-up to these reports.

14. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities
--------------------------------------

15. Review and evaluate risk management policies in light of business strategy, capital strength, and overall risk tolerance.

16. Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company's annual proxy statement.

17. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

18. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

                                                   [LOGO OF GREATER BAY BANCORP]





                       [MAP]                      Annual Meeting of Shareholders
                                                       Tuesday, May 15, 2001
                                                             10:30 a.m.

                                                            Hotel Sofitel
                                                        223 Twin Dolphin Drive
                                                       Redwood City, California
                                                            (650) 598-9000


[LOGO OF GREATER BAY BANCORP]

2860 West Bayshore Road
Palo Alto, California 94303                                                PROXY

--------------------------------------------------------------------------------

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2001.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on this proxy.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint David L. Kalkbrenner, Steven C. Smith, and Linda M. Iannone, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. The Board of Directors at present knows of no other business to be presented by or on behalf of Greater Bay Bancorp or the Board of Directors at the meeting.

                      See reverse for voting instructions

--------------------------------Please detach here------------------------------

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3

1. Election of directors:  01 James E. Jackson       02 Stanley A. Kangas        [_] Vote FOR           [_] Vote WITHHELD
                           03 George M. Marcus       04 Duncan L. Matteson           all nominees           from all nominees
                           05 Rebecca Q. Morgan

(Instructions: To withhold authority to vote for any indicated nominee,   [____________________________________________________]
write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval of Bylaws amendment increasing the range of authorized           [_] For       [_] Against        [_] Abstain
   directors.

3. Ratification of appointment of PricewaterhouseCoopers LLP                 [_] For       [_] Against        [_] Abstain
   as independent public accountants for the year ending December
   31, 2001.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                        ---

Address Change?  Mark Box and indicate changes below: [_]                    Date___________________________________

[______________________________________________________________]

                                                                             [______________________________________________]

                                                                             [______________________________________________]

[______________________________________________________________]             Please sign exactly as your name(s) appear on proxy. If
                                                                             held in joint tenancy, all persons must sign. Trustees,
                                                                             administrators, etc., should include title and
                                                                             authority. Corporations should provide full name of
                                                                             corporation and title of authorized officer signing
                                                                             the proxy.
                                                                                           [_] I Plan to Attend the Meeting